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                                   Exhibit 5.1

                     [letterhead of Shipman & Goodwin, LLP]


                                                        February 6, 2004


Ambient Corporation
79 Chapel Street
Newton MA  02458

Ladies and Gentlemen:

     We have acted as special counsel to Ambient Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 17,000,000 shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for offer and sale by certain stockholders of the Company (the "Selling Stockholders"). The registered shares consist of 15,000,000 shares of Common Stock which are issuable pursuant to the Company's 2000 Equity Incentive Plan (the "2000 Plan") and 2,000,000 shares of Common Stock which are issuable pursuant to the Company's 2002 Non-Employee Directors' Plan (the "Directors' Plan").

     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act, in connection with the filing of the Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") on February 6, 2004 (the "Registration Statement"), and for no other purpose.

     As special counsel to the Company, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate in order to express the opinion set forth below. In connection with our opinion hereinafter given, we have examined and relied upon originals, or copies, certified or otherwise, identified to our satisfaction, of such agreements, documents, certificates and other statements of government officials, corporate officers and representatives, and such other documents as we have deemed relevant and necessary as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies.

     We are attorneys admitted to practice in the State of Connecticut and we express no opinion with regard to any matter which may be governed by any law other than the federal law of the United States of America, the laws of the State of Connecticut and, to the extent necessary to render this opinion, the General Corporation Law of the State of Delaware.

     Based on the foregoing, and having regard for such legal principles as we deem relevant, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized and, when issued in accordance with the terms set forth in the 2000 Plan and the 2002 Directors' Plan, as the case may be, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.


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     This opinion is furnished to you in connection with the filing of the
Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent, and no party other than you is entitled to rely on it. This opinion is rendered to you as of the date hereof and we undertake no obligation to advise you of any change, whether legal or factual, after the date hereof.

                                                 Very truly yours,


                                                 /s/ Shipman & Goodwin

                                                 SHIPMAN & GOODWIN, LLP


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